                                                                  EXECUTION COPY
                              SETTLEMENT AGREEMENT
                              --------------------

     THIS SETTLEMENT AGREEMENT (the "Agreement") is entered into this 20th day of June, 2002, by and between Anthony P. Johns ("Johns"), Fairford Holdings, Ltd., a British Virgin Islands corporation ("FHL"), Stephen J. Bartkiw ("Bartkiw"), Harold D. Garrison ("Garrison") and CTI Group (Holdings) Inc., a Delaware corporation ("CTIG").

                                   BACKGROUND

     A. Johns served as the President and Chief Executive Officer of CTIG. On September 6, 2001, Johns and CTIG entered into a letter agreement acknowledging Johns' resignation as President and Chief Executive Officer of CTIG. Under the letter agreement, Johns' employment was terminated as of January 31, 2002 (the "Termination Date") and Johns was paid all compensation to which he was entitled.

     B. FHL, Bartkiw and Garrison (collectively, the "Buyers"), each a shareholder of CTIG, have negotiated and agreed with Johns for the purchase and sale of all of the equity securities of CTIG owned beneficially or of record by Johns, on the terms set forth herein.

     C. In connection with transactions contemplated hereunder, Johns has agreed to enter into mutual general releases with certain parties on the terms set forth in such mutual releases.

     NOW, THEREFORE, for the mutual consideration set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Closing. The Closing of the Contemplated Transactions shall occur as follows:

         1.1 Closing Mechanics. Upon the execution and delivery of this Agreement, subject to the terms and conditions hereof, the Contemplated Transactions shall be consummated as follows:

                  (a) On or before June 25, 2002, Johns shall initiate (by instructing Johns' broker in writing and causing such broker to initiate such transfer) the electronic transfer of 67,500 shares of Class A Stock, representing all uncertificated shares of the Stock, with such electronic transfer resulting in the deposit of such uncertificated shares of Stock to the following brokerage account (the "Electronic Transfer"):

                                DB Alex Brown, Inc.
                                DTC # 0573
                                Stephen Bartkiw
                                #255-26047-18

; and

                  (b) Upon confirmation by the Buyers that the Electronic Transfer has been consummated in accordance with Section 1.1(a) (the "Buyer Confirmation"), the Buyers shall, by the end of the first business day immediately following the day the Buyer Confirmation occurs, cause the initiation of the wire transfer of the Purchase Price to Johns; and

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                  (c) Upon confirmation by Johns that the wire transfer of the
Purchase Price has been consummated (the "Seller Confirmation"), Johns shall, by the end of the first business day immediately following the day the Seller Confirmation occurs, cause the delivery to Blank Rome Comisky & McCauley LLP ("Blank Rome"), for the benefit of Buyers, of (i) the certificates for shares of Class A Stock representing the balance of the Stock properly endorsed for transfer (including Medallion Guarantees); (ii) Releases described in Section 3 hereof, executed by Johns and (iii) the Employment Settlement and Release Agreement and the Amendment to Employment Agreement (attached thereto as Exhibit "A") executed by Johns (the "Hand Delivery"); and

                  (d) Buyers shall cause the delivery, simultaneous with the Hand Delivery, to Drinker Biddle & Reath LLP ("Drinker") for the benefit of Johns, (i) the Releases described in Section 3, executed by the various parties other than Johns and (ii) the Employment Settlement and Release Agreement and the Amendment to Employment Agreement (attached thereto as Exhibit "A") executed by CTIG.

                  (e) The parties hereto acknowledge and agree that Blank Rome and Drinker are acting as custodians on behalf of the Buyers and the Sellers, respectively. The parties hereto agree on a joint and several basis to indemnify and hold harmless Blank Rome and Drinker and their respective partners, employees and representatives against all losses, claims, liabilities, expenses (including attorneys' fees and costs of investigation) and damages arising from any error of judgment or for any act done or omitted by Blank Rome or Drinker in good faith, or for any mistake of fact or law, and each of Blank Rome and Drinker is released and exculpated from any liability hereunder except for such party's gross negligence or willful misconduct.

         1.2 Closing. The closing date for the consummation of all of the Contemplated Transactions shall be deemed to be the date upon which the delivery contemplated in Section 1.1(c) and 1.1(d) shall have been completed (the "Closing Date").

         1.3 Performance of Closing Obligations. If the Buyers or CTIG on the one hand or Johns on the other hand, breach the covenants set forth in Section 1.1, the parties hereto agree that the non-breaching parties shall be entitled to specific performance of such obligations, in addition to all other rights and remedies afforded at law or in equity and under this Agreement.

     2. Resignation. CTIG hereby confirms receipt and acceptance of Johns' resignation as a director of CTIG effective on and as of June 11, 2002.

     3. Release of Claims. The following releases (collectively, the "Releases") shall be delivered at the Closing:

         3.1 Releases by Johns. Johns shall execute and deliver the following:

                  (a) a Mutual General Release between Johns and CTIG (the "CTIG-Johns Release") in the form of Exhibit "A" to CTIG;

                  (b) a Mutual General Release between Johns and Salah N. Osseiran (the "Osseiran-Johns Release") in the form of Exhibit "B" to Salah N. Osseiran;

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                  (c) a Mutual General Release between Johns and each of Harold
Garrison, Stephen Bartkiw, Thomas Grein, Michael Leeds, Rupert Armitage and John Birbeck (the "Garrison-Johns Release", the "Bartkiw-Johns Release", the "Grein-Johns Release", the "Leeds-Johns Release", the "Armitage-Johns Release", the "Birbeck-Johns Release", respectively, and collectively the "Directors-Johns Releases"), in the form of Exhibits "C-1", "C-2", "C-3", "C-4", "C-5" and "C-6" respectively, to such directors.

                  (d) a Mutual General Release between Johns and Blank Rome Comisky & McCauley LLP (the "Blank-Johns Release") in the form of Exhibit "D" to Blank Rome Comisky & McCauley LLP.

         3.2 Release by CTIG. CTIG shall execute and deliver the CTIG-Johns Release in the form of Exhibit "A" to Johns.

         3.3 Release by Osseiran. FHL shall cause the execution and delivery of the Osseiran-Johns Release by Salah N. Osseiran in the form of Exhibit "B" to Johns.

         3.4 Releases by Directors. CTIG and the Buyers shall cause the execution and delivery of the Directors-Johns Releases by Harold Garrison, Steve Bartkiw, Thomas Grein, Michael Leeds, Rupert Armitage and John Birbeck, as applicable, in the form of Exhibits "C-1", "C-2", "C-3", "C-4", "C-5" and "C-6" to Johns.

         3.5 Release by Blank Rome. The Buyers shall cause the execution and delivery of the Blank-Johns Releases by Blank Rome Comisky & McCauley LLP in the form of Exhibit "D" to Johns.

     4. Company Payment. Johns acknowledges receipt from CTIG of Ninety-Nine Thousand Five Hundred Eighty Four and 12/100 Dollars ($99,584.12). Johns acknowledges and agrees that all board and other fees that would have been earned by Mr. Johns after the date hereof if he continued to serve the balance of his term as a director of CTIG have been paid in full.

     5. Stock Purchase.

         5.1 Purchase and Sale. On the Closing Date, subject to and upon the terms and conditions contained herein, Johns will (i) sell, transfer, convey, assign and deliver to the Buyers and the Buyers will purchase and acquire from Johns, good, marketable and valid right, title and interest, free and clear of any Adverse Claims and Encumbrances, in and to the Stock and (ii) deliver evidence to the Buyers of such transfer, conveyance and assignment of the Stock in the form of certificate(s) constituting all of the Stock fully and properly endorsed to effect such transfer, conveyance and assignment of the Stock to Buyers.

         5.2 Purchase Price. In consideration of (i) the sale of the Stock, (ii) the performance of the covenants pertaining to the purchase and sale of the Stock and (iii) in reliance upon the representations, warranties, covenants and agreements made herein by Johns, the Buyers will, in full payment for the Stock, pay or cause the payment to Johns at the Closing, the total sum of One Million Two Hundred Fifty-Six Thousand Two Hundred Ninety-Seven and 88/100 Dollars ($1,256,297.88), with such payment being made by wire transfer of immediately available funds to an account designated by Johns in writing at least two days prior to the Closing Date.


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     5.3 Allocation of Purchase. Unless the Buyers agree otherwise in their sole discretion, the Buyers shall purchase the Stock in the following proportions:

                          Bartkiw        391,826 shares
                          FHL            918,171 shares
                          Garrison       410,959 shares

     6. Representations and Warranties of Johns. Johns represents and warrants as follows:

         6.1 Ownership.

                  (a) Johns is the owner of One Million Seven Hundred Twenty Thousand Nine Hundred Fifty Six (1,720,956) shares of Class A Common Stock, $0.01 par value per share, of CTIG (the Class A Common Stock being referred to as the "Class A Stock") and the shares owned by Johns being referred to as the "Stock"). Except for 67,500 shares of Class A Stock which is owned beneficially by Johns and held in street name (the "Uncertificated Stock"), all of the Stock is owned of record and beneficially by Johns. Except for the Uncertificated Stock, no portion of the Stock is held of record by any other Person, including but not limited to Janney Montgomery Scott and its Affiliates. The Stock will not be transferred under this Agreement in violation of any preemptive or preferential rights of any person. CTIG had granted Johns options to purchase One Hundred Thousand (100,000) shares of Class A Stock (the "Options"). On April 30, 2002, the Options expired and terminated. Johns did not exercise all or any portion of the Options prior to their expiration and termination. Johns does not have any further interest in connection with the Options as a result of their expiration and termination. The Stock represents all of the securities of CTIG owned, beneficially or of record, by Johns.

                  (b) To Johns' knowledge, the Class A Stock listed on Exhibit "A" to the Johns Family Purchase Agreement represents all of the securities of CTIG owned, beneficially or of record, by all of Johns' family members.

         6.2 No Liens on the Stock. Johns owns the Stock free and clear of any Adverse Claims or Encumbrances and the Stock is not subject to any outstanding option, warrant, call or similar right of any other person to acquire the same, and the Stock is not subject to any restriction on transfer thereof except for restrictions imposed by applicable federal and state securities laws. Johns has the full power, authority and capacity to convey, and on the Closing Date will convey, good and marketable title to the Stock, free and clear of all Adverse Claims and Encumbrances.

         6.3 Access to Information. Johns acknowledges that CTIG has made available to Johns the opportunity to ask questions of, and receive answers from, CTIG concerning CTIG, and to obtain additional information, to the extent that CTIG possesses such information or can acquire it without unreasonable expense.

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

         6.4 Authority. Johns has all necessary legal capacity to enter into this Agreement and the agreements, documents and instruments contemplated hereby, and to perform his obligations hereunder and thereunder.

         6.5 Enforceability. This Agreement and all other agreements, documents, certificates and instruments to be executed by Johns in connection herewith have been duly executed and delivered by Johns, and the Agreement, and all such agreements, documents, certificates and instruments constitutes the legal, valid and binding obligation of Johns, enforceable against Johns in accordance with their respective terms.

         6.6 Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Johns may be subject; or (ii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Johns that otherwise relates to the Contemplated Transactions or the Stock.

         6.7 Consents. Johns is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any other agreement, document, certificate or instrument to be executed by Johns in connection herewith or the consummation or performance of any of the Contemplated Transactions.

         6.8 Legal Proceedings. There is no pending or, to Johns' Knowledge, threatened Proceeding by or against Johns (i) that relates to or may affect the Stock; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

         6.9 Brokers or Finders. Johns has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Stock or the Contemplated Transactions.

         6.10 Disclosure. No representation or warranty or other statement made by Johns in this Agreement or any other agreement, document, certificate or instrument to be executed by Johns in connection herewith contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

     7. Representations and Warranties of FHL.

         7.1 Authority. FHL has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions and such has been duly authorized by all necessary corporation action on the part of FHL.

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         7.2 Enforceability. This Agreement and all other agreements, documents, certificates and instruments to be executed by FHL in connection herewith have been duly executed and delivered by FHL, and the Agreement, and all such agreements, documents, certificates and instruments constitutes the legal, valid and binding obligation of FHL, enforceable against FHL in accordance with their respective terms.

         7.3 Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which FHL may be subject; or (ii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by FHL otherwise relating to the Contemplated Transactions.

         7.4 Consents. Other than the approval of its board of directors, FHL is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the documents contemplated hereby or the consummation or performance of any of the Contemplated Transactions.

         7.5 Legal Proceedings. There is no pending or, to FHL's knowledge, threatened Proceeding by or against FHL that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

         7.6 Brokers or Finders. FHL has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the purchase of the Stock or the Contemplated Transactions.

         7.7 Access to Information. FHL acknowledges that Johns has made available to FHL the opportunity to ask questions of, and receive answers from, Johns concerning CTIG and the Stock, and to obtain additional information, to the extent that Johns possesses such information or can acquire it without unreasonable expense.

     8. Representations and Warranties of Bartkiw.

         8.1 Authority. Bartkiw has all necessary legal capacity to enter into this Agreement and the agreements, documents and instruments contemplated hereby, and to perform his obligations hereunder and thereunder.

         8.2 Enforceability. This Agreement and all other agreements, documents, certificates and instruments to be executed by Bartkiw in connection herewith have been duly executed and delivered by Bartkiw, and the Agreement, and all such agreements, documents, certificates and instruments constitutes the legal, valid and binding obligation of Bartkiw, enforceable against Bartkiw in accordance with their respective terms.


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         8.3 Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Bartkiw may be subject; or (ii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Bartkiw otherwise relating to the Contemplated Transactions.

         8.4 Consents. Bartkiw is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any other agreement, document, certificate or instrument to be executed by Bartkiw in connection herewith or the consummation or performance of any of the Contemplated Transactions.

         8.5 Legal Proceedings. There is no pending or, to Bartkiw's Knowledge, threatened Proceeding by or against Bartkiw that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

         8.6 Brokers or Finders. Bartkiw has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the purchase of the Stock or the Contemplated Transactions.

         8.7 Access to Information. Bartkiw acknowledges that Johns has made available to Bartkiw the opportunity to ask questions of, and receive answers from, Johns concerning CTIG and the Stock, and to obtain additional information, to the extent that Johns possesses such information or can acquire it without unreasonable expense.

     9. Representations and Warranties of Garrison.

         9.1 Authority. Garrison has all necessary legal capacity to enter into this Agreement and the agreements, documents and instruments contemplated hereby, and to perform his obligations hereunder and thereunder.

         9.2 Enforceability. This Agreement and all other agreements, documents, certificates and instruments to be executed by Garrison in connection herewith have been duly executed and delivered by Garrison, and the Agreement, and all such agreements, documents, certificates and instruments constitutes the legal, valid and binding obligation of Garrison, enforceable against Garrison in accordance with their respective terms.

         9.3 Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Garrison may be subject; or (ii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Garrison otherwise relating to the Contemplated Transactions.


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         9.4 Consents. Garrison is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any other agreement, document, certificate or instrument to be executed by Garrison in connection herewith or the consummation or performance of any of the Contemplated Transactions.

         9.5 Legal Proceedings. There is no pending or, to Garrison's Knowledge, threatened Proceeding by or against Garrison that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

         9.6 Brokers or Finders. Garrison has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the purchase of the Stock or the Contemplated Transactions.

         9.7 Access to Information. Garrison acknowledges that Johns has made available to Garrison the opportunity to ask questions of, and receive answers from, Johns concerning CTIG and the Stock, and to obtain additional information, to the extent that Johns possesses such information or can acquire it without unreasonable expense

     10. Representations and Warranties of CTIG.

         10.1 Authority. CTIG has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions and such has been duly authorized by all necessary corporation action on the part of CTIG.

         10.2 Enforceability. This Agreement and all other agreements, documents, certificates and instruments to be executed by CTIG in connection herewith have been duly executed and delivered by CTIG, and the Agreement, and all such agreements, documents, certificates and instruments constitutes the legal, valid and binding obligation of CTIG, enforceable against CTIG in accordance with their respective terms.

         10.3 Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which CTIG may be subject; or (ii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by CTIG otherwise relating to the Contemplated Transactions.

         10.4 Consents. Other than the approval of its board of directors, CTIG is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the documents contemplated hereby or the consummation or performance of any of the Contemplated Transactions.

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

         10.5 Legal Proceedings. There is no pending or, to CTIG's knowledge, threatened Proceeding by or against CTIG that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

         10.6 Brokers or Finders. CTIG has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the purchase of the Stock or the Contemplated Transactions.

     11. Covenants.

         11.1 Employment Settlement and Release Agreement. Subject to the terms therein, on the Closing Date, CTIG and Johns shall execute and deliver to the other that certain Employment Settlement and Release Agreement, in the form attached hereto as Exhibit "E" (the "Employment Settlement and Release Agreement").

         11.2 Amendment to Employment Agreement. Subject to the terms therein, on the Closing Date and pursuant to the Employment Settlement and Release Agreement, CTIG and Johns shall execute and deliver to the other that certain Amendment to Employment Agreement, in the form attached thereto as Exhibit "A".

         11.3 Standstill.

                  (a) Without the prior written consent of CTIG (or its successor), neither Johns nor Johns' agents, affiliates, or other representatives on Johns' behalf will for a period of two (2) years from the date hereof (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of CTIG (or its successor) or (ii) otherwise act, alone or in concert with others, directly or indirectly, to seek control of the management, board of directors or policies of CTIG (or its successor); and Johns shall not, directly or indirectly, encourage or finance any Person in the conduct of activities that Johns would be prohibited from undertaking himself by this Agreement or the agreements contemplated hereby.

                  (b) Without the prior written consent of CTIG (or its successor), neither Johns nor Johns' agents, or other representatives will for a period of two (2) years following the Closing Date (i) attend any meeting of the shareholders of CTIG or encourage or finance (directly or indirectly) any of Johns' family members to attend any meeting of shareholders of CTIG, (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of any "proxy" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of CTIG (or its successor) or
(iii) act as a proxy, agent or otherwise as a representative for or on behalf of any stockholder of CTIG (or its successor).

                  (c) Any breach of the covenants set forth in Sections 11.3(a) or 11.3(b) shall be deemed breaches by Johns, regardless of the Person actually acting in violation of such Sections.

         11.4 Johns Family Purchase Agreement. Subject to the terms therein, on the date hereof, (i) Johns shall cause the execution and delivery by Robert Johns, Elizabeth Chiddicks, Jason Johns and Paul Johns of, and (ii) CTIG and the Buyers shall execute and deliver, that certain Johns Family Purchase Agreement, in the form attached hereto as Exhibit "F" (the "Johns Family Purchase Agreement").


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
         11.5 No Effect on Indemnification. The Parties hereto acknowledge that the execution of this Agreement and the consummation of the Contemplated Transactions shall in no way restrict, constrain or expand any rights to indemnification Johns had as a director and officer of CTIG as provided under the Certificate of Incorporation and Bylaws of CTIG; provided, however, that CTIG shall not decrease or limit in any material manner Johns' right to indemnification under its Certificate of Incorporation or By-laws.

         11.6 Confidentiality. The Parties agree not to further disclose the terms or provisions of this Agreement or the Contemplated Transactions to anyone other than their respective attorneys, financial advisors, and in the case of Johns, his family members who are party to the Johns Family Purchase Agreement, each of whom will be informed of and bound by this Section 11.6, and in the case of CTIG, its officers and directors, each of whom will be informed of and bound by this confidentiality provision, unless they are required by law to make a disclosure of such provisions, except that this provision shall not restrict CTIG's ability to disclose the terms of this Agreement in fulfillment of its disclosure obligations as a public company under applicable law. All parties hereto agree that this Agreement may be used as evidence in a lawsuit in which either party alleges a breach of the promises contained herein. A violation of this Section 11.6 shall constitute a material breach of this Agreement, except that disclosure of the terms of this Agreement as permitted by this Section 11.6 shall not constitute a breach of this Agreement

         11.7 Non-Interference. Johns agrees for a period of two (2) years that he shall not, directly or indirectly, communicate with or otherwise contact any employee, independent contractor or agent of CTIG for the purpose of interfering with CTIG or the business of CTIG. Except in the case of fraud by a breaching party, damages for breach of this section shall not relate to the consideration paid or received under this Agreement, but shall only relate to the actual damages incurred as a result of such breach (which may be less than, equal to or more than such consideration).

         11.8 Further Assurances. Johns agrees (a) to furnish upon request to the Buyers or CTIG, as applicable such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement, the other documents contemplated hereby and the Contemplated Transactions, including but not limited to transferring (without additional consideration) to the Buyers any additional equity securities now or hereafter owned, legally or beneficially, by Johns in contravention of Section 11.3 or the last sentence of Section 6.1(a) hereof.

     12. Miscellaneous.

         12.1 Certain Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Appendix "A" - Conventions of Interpretation and Certain Defined Terms.

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         12.2 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by certified or registered mail, facsimile message or Federal Express or other overnight and nationally reputable delivery service to the addresses listed below. Any notices shall be deemed given upon the earlier of the date when received at, or refused when sent by registered or certified mail, the day on which it is personally delivered, the day on which it is sent by facsimile message (with confirmation receipt received by sender) or the day after the date when sent by Federal Express (or other overnight and nationally reputable delivery service) to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto given in accordance with the foregoing notice procedures:

                  (a)  If to Johns:

                       Anthony P. Johns
                       Cedarbrook Hill Apartments, # PH2-3
                       8480 Limekiln Pike
                       Wyncote, PA  19095

                       with a copy to:

                       Drinker Biddle & Reath LLP
                       One Logan Square
                       18th and Cherry Streets
                       Philadelphia, PA 19103-6996
                       Attention:  Stephen T. Burdumy, Esquire
                       Fax:  (215) 988-2757

                  (b)  If to FHL:

                       Fairford Holdings, Ltd.
                       c/o Blank Rome Comisky & McCauley LLP
                       1200 N. Federal Highway, Suite 417
                       Boca Raton, FL  33432
                       Attention: Michael Leeds, Esquire
                       Fax:  (561) 417-8101

                  (c)  If to Bartkiw:

                       Stephen J. Bartkiw
                       3 Ocean Harbor Circle
                       Ocean Ridge, Florida 33435
                       Fax:  (561) 733-0418

                  (d)  If to Garrison:

                       Harold D. Garrison
                       HDG Mansur Group
                       750 Market Tower
                       10 West Market Street
                       Indianapolis, Indiana 46204
                       Fax:  (317) 655-7701

                  (e)  If to CTIG:

                       CTI Group (Holdings) Inc.
                       333 North Alabama Street, Suite 240
                       Indianapolis, IN 46204
                       Attention: Manfred Hanuschek, Secretary and CFO
                       Fax: (610) 666-7808

                       with a copy to:

                       Blank Rome Comisky & McCauley LLP
                       One Logan Square
                       Philadelphia, PA 19103
                       Attention: Alan Lieblich, Esquire
                       Fax:  (215) 569-5500

         12.3 Expenses. Except as expressly provided herein, the parties to this Agreement shall pay their own respective expenses incident to the preparation, negotiation and execution of this Agreement including, without limitation, all fees and costs and expenses of their respective accountants and legal counsel whether or not the transactions contemplated hereunder are consummated.

         12.4 Amendment, Parties in Interest, Binding Effect, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party to this Agreement shall have the right to assign this Agreement without the prior written consent of the other parties. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the transactions contemplated hereby.

         12.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         12.6 Consent to Jurisdiction; Service of Process.

                  (a) Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding (collectively, "Suit") arising out of this Agreement shall be brought and adjudicated in the United States District Court for the District of Delaware or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent civil jurisdiction in New Castle County, Delaware, (ii) consents and submits to the exclusive jurisdiction of any such court for the purposes of any such Suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it or he is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

                  (b) Each party hereto also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 12.2 or by any other method provided or permitted under applicable law. Each party hereto agrees that final judgment in any Suit (with all right of appeal having either expired or been waived or exhausted) shall be conclusive and that the Parties shall be entitled to enforce such judgment in any other jurisdiction of the world by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

         12.7 Survival; Bargained For Assurances. The representations, warranties, covenants and agreements hereunder shall survive the consummation of the Contemplated Transactions. The Parties acknowledge that the representations and warranties of the Parties hereunder and under the exhibits hereto are deemed to be "bargained for assurances."

         12.8 Attorneys' Fees and Costs. The costs and expenses, including attorneys' fees, incurred by the parties hereto in connection with a Legal Proceeding concerning a breach or an alleged breach of this Agreement shall be borne by the non-prevailing party in such Legal Proceeding and the prevailing party or parties shall be entitled to promptly recover all such costs and expenses from the non-prevailing party.

         12.9 Review of Counsel. Each party has consulted with an attorney before signing this Agreement.

         12.10 No Fraudulent Inducement. Each of the Parties expressly warrants and represents and does hereby state and represent that no promise or agreement that is not herein expressed has been made to any of them in executing this Agreement, and that none of them is relying upon any statement or representation of any agent of any other Party hereto. Each of the Parties further acknowledges that they have entered into this Agreement freely and voluntarily without coercion or undue influence.

         12.11 Entire Agreement. Except for the Resignation Acknowledgement Letter and the Employment Agreement (as amended by the Amendment to Employment Agreement, which is an exhibit and a required deliverable under the Employment Settlement and Release Agreement), this Agreement and the appendix and exhibits contemplated hereby and thereby constitutes the entire agreement among the parties hereto and any other prior agreements between or among them are hereby terminated and shall have no other force or effect.

         12.12 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to principles of the conflicts of laws.

         12.13 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

         12.14 Neutral Construction. The parties have negotiated this Agreement and the exhibits hereto and all of the terms and conditions contained in this Agreement and the exhibits in good faith and at arms' length, and each party has been represented by counsel during such negotiations. No term, condition, or provision contained in this Agreement and the exhibits hereto shall be construed against any party or in favor of any party (a) because such party or such party's counsel drafted, revised, commented upon, or did not comment upon, such term, condition, or provision; or (b) because of any presumption as to any inequality of bargaining power between or among the parties. Furthermore, all terms, conditions, and provisions contained in this Agreement and the exhibits hereto shall be construed and interpreted in a manner which is consistent with all other terms, conditions, and provisions contained in this Agreement and the appendix and exhibits hereto.



                       [THIS SPACE IS INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the 20th day of June, 2002.



WITNESS:


/s/ David Coleman                            /s/ Anthony P. Johns
-------------------------------              ------------------------------
Name: David Coleman                          ANTHONY P. JOHNS



                                             FAIRFORD HOLDINGS, LTD.



                                             By: /s/ Salah N. Osseiran
                                             --------------------------
                                             Salah N. Osseiran,
                                             Managing Director

                                             /s/ Stephen J. Bartkiw
                                             ------------------------------
                                             STEPHEN J. BARTKIW


                                             /s/ Harold D. Garrison
                                             ------------------------------
                                             HAROLD D. GARRISON



                                             CTI GROUP (HOLDINGS) INC.



                                             By: /s/ Bradley Houlberg
                                                 --------------------------
                                                 Bradley Houlberg, President

                                   Exhibit A


                            MUTUAL RELEASE AGREEMENT

         MUTUAL RELEASE AGREEMENT (the "Agreement"), dated as of June 20, 2002 by and between Anthony P. Johns ("Johns") and CTI Group (Holdings) Inc., a Delaware corporation (the "Company") (collectively, the "Parties").

                                   BACKGROUND

         A. The Company, Johns, Fairford Holdings, Ltd. ("FHL"), Stephen J. Bartkiw and Harold D. Garrison have entered into a Settlement Agreement, dated June 20, 2002 (the "Settlement Agreement"). Pursuant to the terms of the Settlement Agreement, (i) Johns has resigned as a director of the Company and
(ii) Johns has sold his entire ownership interest in the Company to FHL, Stephen
J. Bartkiw and Harold D. Garrison.

         B. Also, pursuant to the terms of the Settlement Agreement, the Parties desire to mutually release each other from all liability arising from or in connection with Johns' relationship to the Company, whether as shareholder, officer, director or in any other capacity, all on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

         1. In consideration for Johns' execution of this Agreement and the Settlement Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company for itself and on behalf of its present and former officers, directors, employees, agents, predecessors, successors and/or assigns hereby releases, remises and forever discharges Johns, and his heirs, executors, administrators, personal representatives, agents, successors and assigns of and from all manner of actions, causes of action, suits, claims, controversies, covenants, contracts, agreements, rights, promises, trespasses, damages, losses and expenses, judgments, sums of money, debts, dues, demands, obligations or liabilities of any nature whatsoever, at law or in equity, whether asserted or unasserted, mature or contingent, known or unknown, accrued or unaccrued and whether for individual or joint conduct (collectively, the "Claims"), which now exist or which can, shall or may arise from, in connection with or relating to the relationship of Johns to the Company, whether as shareholder, officer, director or in any other capacity, for the period from the beginning of the world through the date hereof; provided, however, nothing contained herein shall release or discharge Johns from any obligation he may have under this Agreement, the Settlement Agreement, the Employment Settlement and Release Agreement, dated as of June 20, 2002 between the Company and Johns (the "Employment Settlement and Release Agreement") and the Employment Agreement, dated February 12, 2001 between Johns and the Company, as amended by that certain Amendment to Employment Agreement, dated as of June 20, 2002 (as amended, the "Employment Agreement"), or affect the Company's right to enforce claims arising under this Agreement, the Settlement Agreement, the Employment Settlement and Release Agreement and, only with respect to action or omissions occurring from and after the date hereof, the Employment Agreement.

         2. In consideration for the Company's execution of this Agreement and the Settlement Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Johns, for himself and on behalf of his heirs, personal representatives, successors and assigns, hereby releases, remises and forever discharges the Company, together with each of the Company's directors, officers, employees, agents, shareholders, affiliates, predecessors, successors (by merger or otherwise) and assigns, and each of the Company's present and future parents, subsidiaries, affiliates, divisions and partnerships in which the Company has or may have any interest, and the directors, officers, employees, agents, affiliates, shareholders, partners, members and managers of each of them, of and from all Claims which now exist or which can, shall or may arise from, in connection with or relating to Johns' relationship to the Company, whether as shareholder, officer, director or in any other capacity; for the period from the beginning of the world through the date hereof; provided, however, nothing contained herein shall release or discharge the Company from any obligation it may have under this Agreement, the Settlement Agreement, the Employment Settlement and Release Agreement and the Employment Agreement, or affect Johns' right to enforce claims arising under this Agreement, the Settlement Agreement, the Employment Settlement and Release Agreement and, only with respect to action or omissions occurring from and after the date hereof, the Employment Agreement.

         3. Johns will hold the Company harmless and will indemnify the same for any and all expenses, costs and attorneys' fees that the Company may suffer or incur by reason of a breach of any of the provisions herein by Johns. The Company will hold Johns harmless and will indemnify the same for any and all expenses, costs and attorneys' fees that Johns may suffer or incur by reason of a breach of any of the provisions herein by the Company.

         4. This Agreement, along with the Settlement Agreement and Employment Settlement and Release Agreement, sets forth the entire understanding between the Parties with respect to the subject matter hereof, no promise or inducement has been made except as expressly set forth herein, and such agreements supersede all prior and contemporaneous, written, oral, expressed or implied, communications, agreements, representations and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties.

         5. This Agreement shall inure to the benefit of, bind and be enforceable by Johns, his heirs, executors, administrators, personal representatives, agents, successors and assigns; the Company and the Company's directors, officers, employees, agents, shareholders, predecessors, successors (by merger or otherwise) and assigns.

         6. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the State of Delaware applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

         7. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

         8. Neither the failure nor delay on the part of the Parties to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         9. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by certified or registered mail, facsimile message or Federal Express or other overnight and nationally reputable delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or refused when sent by registered or certified mail, the day on which it is personally delivered, the day on which it is sent by facsimile message (with confirmation receipt received by sender) or the day after the date when sent by Federal Express (or other overnight and nationally reputable delivery service) to, the address or fax number set forth below with the signatures, unless such address or fax number is changed by notice to the other party hereto given in accordance with the foregoing notice procedures.

         10. (a) Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding (collectively, "Suit") arising out of this Agreement shall be brought and adjudicated in the United States District Court for the District of Delaware or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent civil jurisdiction in New Castle County, Delaware, (ii) consents and submits to the exclusive jurisdiction of any such court for the purposes of any such Suit and
(iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it or he is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

             (b) Each party hereto also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 9 or by any other method provided or permitted under applicable law. Each party hereto agrees that final judgment in any Suit (with all right of appeal having either expired or been waived or exhausted) shall be conclusive and that the Parties shall be entitled to enforce such judgment in any other jurisdiction of the world by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

         11. From and after the date hereof, each Party shall not, directly or indirectly, say anything to third parties about the other Party and any of such other Party's Affiliates that may be considered demeaning, disparaging, or detrimental to such other Party and such other Party's Affiliates, and shall not provide any such information about such other Party or any of such other Party's Affiliates to any third parties except as authorized by this Agreement or unless compelled to do so by law, provided that this paragraph shall not prevent the Company from disclosing the terms of this Agreement in fulfillment of its disclosure obligations as a public company under applicable law. In the event a Party is compelled to give such information, they will provide such other Party with not less than five (5) days notice where possible so that such other Party has the opportunity to seek appropriate protection from a court of competent jurisdiction. Except in the case of fraud by a breaching party, damages for breach of this section shall not relate to the consideration paid or received under the Settlement Agreement, but shall only relate to the actual damages incurred as a result of such breach (which may be less than, equal to or more than such consideration).

         12. The costs and expenses, including attorneys' fees, incurred by the parties hereto in connection with a Legal Proceeding concerning a breach or an alleged breach of this Agreement shall be borne by the non-prevailing party in such Legal Proceeding and the prevailing party or parties shall be entitled to promptly recover all such costs and expenses from the non-prevailing party.

         13. Each Party has consulted with an attorney before signing this Agreement.

         14. Any capitalized term not defined herein shall have the meaning ascribed to such term in the Settlement Agreement.




                    [THIS SPACE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement, intending to be legally bound hereby, on the date first written above.

                           CTI GROUP (HOLDINGS) INC.

                           By: /s/ Bradley Houlberg
                              --------------------------------------------

                           Name: Bradley Houlberg
                                 ------------------------------------------

                           Title: President
                                  -----------------------------------------


                           Address: 333 North Alabama Street, Suite 240 Indianapolis, IN 46204
                                        Fax: (610) 666-7808



                            /s/ Anthony P. Johns
                           -------------------------------------------------
                           ANTHONY P. JOHNS
                           Address: Cedarbrook Hill Apartments, # PH2-3
                                    8480 Limekiln Pike
                                    Wyncote, PA 19095
                                    Fax: None